Exhibit 99.1

The Container Store Group, Inc. Announces Second Quarter 2014 Financial Results

Coppell, TX — October 6, 2014 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the second quarter and year-to-date ended August 30, 2014.  The Company reported a 38.7% increase in adjusted net income of $5.1 million or $0.11 per adjusted diluted common share compared to $3.7 million or $0.08 per adjusted diluted common share for the second quarter of fiscal 2013. Net sales were $193.2 million, up 5.2% as compared to the second quarter of fiscal 2013.  Company comparable store sales for the second quarter were down 0.4%.

“Our gross margin is strong, our SG&A expense management is strong, and we continued to achieve increased average ticket growth.  We’re pleased that this, combined with our new store growth, helped drive our earnings performance with a 38.7% increase in adjusted net income, despite sluggish comparable store sales. We have maintained our pricing integrity in an increasingly promotional retail environment,” said Kip Tindell, Chairman and Chief Executive Officer.  “We are very excited about our new store growth, with three more openings ahead of us this year. Our targeted annual 12% minimum square footage growth is among the fastest growth rates in the retail industry. We are encouraged by the prospects of our three major initiatives to help drive deeper engagement with our omni-channel customer and to increase traffic and average ticket — POP! TM, Contained Home TM and TCS Closets TM.  TCS Closets is without a doubt the most significant merchandising initiative in our history, leveraging our core competency of high service sales of exclusive, solutions-based products and systems.”

•                  TCS Closets TM:  The Company is preparing for the pilot launch of TCS Closets — its new, exclusive collection of solid, custom-built solutions crafted from the highest quality materials and with a variety of choices in wood grain finishes and extras including lighting, glass doors and innovative storage options for shoes, jewelry and handbags.  TCS Closets is planned to launch in seven stores in the Dallas/Fort Worth market beginning in November and includes services in its stores from the retailer’s expert salespeople, and in the home from the Contained Home organizers and Installation Service professionals. TCS Closets is planned to roll out to the remaining stores by the end of 2015.  The Company stated that it believes the average ticket on an average master TCS Closet will greatly exceed its day-to-day, $60 average ticket and be much more than the $2,000 average ticket its Contained Home service has experienced to date.  Therefore, the Company believes TCS Closets will contribute meaningfully to comparable store sales increases in the longer term.

•                  POP! Perfectly Organized Perks®:  The Container Store’s new customer frequency program has reached almost one million customer enrollments since launching in all stores in July.  Approximately 50 percent of store sales are now coming from “POP! Stars TM.”

•                  Contained Home TM (previously called ATHOME):  The Company’s in-home, customized design and organization service is currently available in Dallas, Houston, Austin, Manhattan and Los Angeles, with plans to rollout in Washington DC this month and in Denver and San Antonio in November.  The service is expected to be available in all stores by the end of 2015.  The Company is encouraged by the service’s average ticket to date of $2,000.

The Company has opened five new stores this fiscal year (including one store relocation), with three more planned to achieve its targeted 12% minimum square footage growth in fiscal 2014:

•                        Salt Lake City area in Murray, UT (Fashion Place Mall)  (Opening October 18th)

•                        Chicago, IL (South Loop — in the Roosevelt Collection) (Opening November 15th)

•                        Phoenix area in Glendale, AZ (Arrowhead Towne Center) (Opening February 7, 2015)

Tindell added, “As we move into the second half of the year, we are well positioned and well invested in the infrastructure to support our increasing omni-channel customer base.  We continue to be encouraged as we move closer to our important fourth quarter where we’ll be comping against last year’s weather, which impacted traffic and sales more than at any time in our history.  Historically, over 60 percent of our net income has been derived in the fourth quarter and we expect it to derive approximately 70 percent of our reported net income this year.  We’ll continue to maximize every customer interaction while also focusing on the long-term health and growth opportunities of our business, as well as on our beloved employees and culture.”

Second Quarter 2014 Results

For the second quarter (thirteen weeks) ended August 30, 2014, on a consolidated basis:

•                  Net sales were $193.2 million, up 5.2% as compared to the second quarter of fiscal 2013. Net sales in The Container Store retail business were $174.8 million, up 5.7% as compared to the second quarter of fiscal 2013, primarily due to new store sales. This more than offset the comparable store sales operating measure decline of 0.4%. Elfa’s third party net sales increased by 3.7% in Swedish krona; however due to the depreciation of the Swedish krona against the US dollar, Elfa’s third party net sales in US dollars declined slightly by 0.1%.

•                  Gross margin was 58.8%, an increase of 40 basis points compared to the second quarter of fiscal 2013, as increased margins in non-elfa® departments were partially offset by lower margins in elfa® branded products during the second quarter at The Container Store retail business. This improvement in gross margin at The Container Store retail business more than offset a decline in the Elfa segment gross margin, which was due to a shift in sales mix.

•                  Selling, general and administrative expenses (“SG&A”) increased by 5.5% to $90.5 million from $85.8 million in the second quarter of fiscal 2013. SG&A as a percentage of net sales increased 10 basis points primarily due to ongoing costs incurred related to becoming a public company, as well as implementation of strategic initiatives.

•                  The Company ended the second quarter with 67 stores in 24 states and the District of Columbia. The Company opened one new store and relocated one store in each of the second quarters of fiscal 2014 and fiscal 2013.

•                  Net interest expense decreased to $4.4 million from $5.5 million in the second quarter of fiscal 2013.

•                  The effective tax rate for the second quarter of fiscal 2014 was 17.5%, as compared to 30.5% in the second quarter of fiscal 2013. The decrease in the effective tax rate was primarily due to a $1.8 million reduction in tax expense recorded in fiscal 2014 primarily related to an expected refund of tax paid in a prior period, partially offset by a shift in the mix of projected domestic and foreign earnings.

•                  U.S. generally accepted accounting principles (“GAAP”) net income was $7.0 million in the second quarter of fiscal 2014 compared to $4.1 million in the second quarter of fiscal 2013. After considering distributions accumulated to preferred shareholders of zero and $21.9 million in the second quarters of fiscal 2014 and fiscal 2013, respectively, net income (loss) per diluted common share was $0.14 in the second quarter of fiscal 2014 compared to ($6.06) in the second quarter of fiscal 2013.

•                  Adjusted net income was $5.1 million or $0.11 per adjusted diluted common share in the second quarter of fiscal 2014 compared to $3.7 million or $0.08 per adjusted diluted common share for the second quarter of fiscal 2013, which excludes certain items that we do not consider in the evaluation of ongoing operating performance, including IPO-related expenses, certain restructuring charges, and certain taxes (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Adjusted EBITDA was $23.4 million compared to $22.1 million in the second quarter of fiscal 2013, (see GAAP/Non-GAAP reconciliation table).

For the year-to-date (twenty-six weeks) ended August 30, 2014, on a consolidated basis:

•                  Net sales were $366.7 million, up 6.8% as compared to year-to-date fiscal 2013. Net sales in The Container Store retail business were $324.5 million, up 7.2% as compared to year-to-date fiscal 2013. The increase in net sales was driven by new store sales and the extension of Our Annual elfa® Sale in the fourth quarter of fiscal 2013, which led to an increase in merchandise delivered to customers during the first half of fiscal 2014 as compared to the first half of fiscal 2013. This more than offset the comparable store sales operating measure decline of 0.6%. Elfa’s third party net sales increased by 5.5% in Swedish krona; however, due to the depreciation of the Swedish krona against the US dollar, Elfa’s third party net sales in US dollars increased 3.7%.

•                  Gross margin was 58.5%, an increase of 10 basis points compared to year-to-date fiscal 2013. The improvement in gross margin was primarily due to a higher percentage of net sales coming from our higher gross margin The Container Store retail business.

•                  Selling, general and administrative expenses (“SG&A”) increased by 7.3% to $181.7 million from $169.3 million in year-to-date fiscal 2013. SG&A as a percentage of net sales increased 30 basis points primarily due to ongoing costs incurred related to becoming a public company, as well as preparation for future growth and implementation of strategic initiatives.

•                  Net interest expense decreased to $8.7 million from $11.1 million in year-to-date fiscal 2013.

•                  The effective tax rate was (15.5%), as compared to 24.0% in year-to-date fiscal 2013. The decrease in the effective tax rate was primarily due to a $1.8 million reduction in tax expense recorded in fiscal 2014 primarily related to an expected refund of tax paid in a prior period partially offset by the impact of an increase in pre-tax earnings from fiscal 2013 to fiscal 2014 and a change in mix between projected domestic and foreign earnings.

•                  U.S. generally accepted accounting principles (“GAAP”) net income was $3.4 million in year-to-date fiscal 2014 compared to a net loss of $0.7 million in year-to-date fiscal 2013. After considering distributions accumulated to preferred shareholders of zero and $44.2 million in year-to-date fiscal 2014 and fiscal 2013, respectively, net income (loss) per diluted common share was $0.07 in year-to-date fiscal 2014 compared to ($15.31) in year-to-date fiscal 2013.

•                  Adjusted net income was $1.5 million or $0.03 per adjusted diluted common share in year-to-date fiscal 2014 compared to $0.5 million or $0.01 per adjusted diluted common share in year-to-date fiscal 2013, which excludes certain items that we do not consider in the evaluation of ongoing operating performance, including IPO-related expenses, certain restructuring charges, certain taxes, and loss on extinguishment of debt (see GAAP/Non-GAAP reconciliation table at the end of this release).

•                  Adjusted EBITDA was $33.6 million compared to $32.7 million in year-to-date fiscal 2013, (see GAAP/Non-GAAP reconciliation table).

Balance sheet highlights as of August 30, 2014:

•                                          Cash: $15.3 million

•                                          Total debt: $366.0 million

•                                          Total liquidity (cash plus availability on revolving credit facilities of $58.1 million): $73.4 million

Outlook

The Company is updating its annual fiscal 2014 guidance as follows:

Full fiscal 2014 consolidated net sales are expected to be $800 to $810 million based on announced store openings and an estimated increase in comparable store sales of flat to slightly positive. Net income is expected to be $0.52 to $0.57 per diluted common share based on estimated diluted common shares outstanding of 49 million.

Included in this outlook is a $3.3 million non-taxable gain on the sale of an Elfa subsidiary, whose principal asset was a building, which the Company will record in the third quarter of this year.  Due to the non-taxable nature of this entity sale and the tax benefit the Company recorded in the second quarter of 2014, the Company expects its tax rate for the full fiscal year 2014 on a GAAP basis to be approximately 30%, or 38% on an adjusted basis.  Adjusting for these items, adjusted net income is expected to be $0.41 to $0.46 per diluted common share based on estimated diluted common shares outstanding of 49 million.  Adjusted EBITDA is expected to be $95 to $99 million.

The Company also expects comparable store sales to be flat to down low single digits in the third quarter of fiscal 2014, and to increase in the low to mid-single digit range in the fourth quarter of fiscal 2014.

Conference Call Information

A conference call to discuss second quarter fiscal 2014 financial results is scheduled for today, October 6, 2014, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at www.containerstore.com in the investor relations section of the website.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (877) 870-5176 (international replay number is (858) 384-5517. The pin number to access the telephone replay is 13591166. The replay will be available through October 13, 2014 at 11:59 PM Eastern Time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding our anticipated financial performance and liquidity; expectations for new store openings; guidance regarding annual square footage growth; expectations regarding our three major initiatives — POP!, Contained Home and TCS Closets, including timing of launch or rollout, as applicable, and average ticket; expectations regarding our profitability in the fourth quarter of fiscal 2014; and beliefs regarding our business model and customer experience.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our inability to successfully implement our three major initiatives — POP!, Contained Home and TCS Closets; overall decline in the health of the economy, consumer spending, and the housing market; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; our vulnerability to natural disasters and other unexpected events, including cyber attacks and inclement weather; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti kickback laws; and our indebtedness may restrict our current and future operations.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on May 28, 2014, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store is the nation’s leading retailer of storage and organization products and the only retailer solely devoted to the storage and organization category of retailing. The Company originated the concept of storage and organization retailing when it opened its first store in 1978. Today, the retailer has 67 store locations nationwide that each average 25,000 square feet. The Container Store has over 10,000 products to help customers save space and, ultimately, save them time. As the pace of modern life accelerates and being organized is not a luxury anymore but a necessity, The Container Store is devoted to making customers more productive, relaxed and happier by selling customized, complete solutions. Since its inception, the retailer has nurtured an employee-first culture and couples its one-of-kind product collection with a high level of customer service delivered by its highly trained organization experts. The Company has been named to FORTUNE magazine’s 100 Best Companies To Work For® — 15 years in a row. Visit www.containerstore.com for more information about store locations, the product collection and services offered. To find out more about The Container Store’s unique culture, Foundation Principles® and devotion to Conscious Capitalism®, visit the retailer’s blog at www.whatwestandfor.com.

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	August 30,	March 1,	August 31,
(In thousands, except share and per share amounts)	2014	2014	2013
Assets
Current assets:
Cash	$15,298	$18,046	$12,744
Accounts receivable, net	27,732	32,273	25,013
Inventory	95,708	85,595	91,165
Prepaid expenses	9,675	14,121	10,249
Forward contracts	—	—	227
Income taxes receivable	2,257	83	2,317
Deferred tax assets, net	3,967	3,967	855
Other current assets	9,798	10,322	10,583
Total current assets	164,435	164,407	153,153
Noncurrent assets:
Property and equipment, net	170,562	161,431	146,372
Goodwill	202,815	202,815	202,815
Trade names	237,821	242,290	240,434
Deferred financing costs, net	8,721	9,699	10,167
Noncurrent deferred tax assets, net	1,158	1,323	1,667
Other assets	1,064	1,184	855
Total noncurrent assets	622,141	618,742	602,310
Total assets	$786,576	$783,149	$755,463

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$46,600	$49,282	$51,465
Accrued liabilities	56,546	60,496	51,892
Revolving lines of credit	16,779	16,033	21,215
Current portion of long-term debt	5,985	7,527	9,869
Forward contracts	486	—	—
Income taxes payable	1,305	3,474	585
Deferred tax liabilities, net	29	29	43
Total current liabilities	127,730	136,841	135,069
Noncurrent liabilities:
Long-term debt	343,264	327,724	361,108
Noncurrent deferred tax liabilities, net	83,555	85,442	88,228
Deferred rent and other long-term liabilities	36,469	35,956	31,492
Total noncurrent liabilities	463,288	449,122	480,828
Total liabilities	591,018	585,963	615,897

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 47,979,297 shares issued and outstanding at August 30, 2014; 250,000,000 shares authorized, 47,941,180 shares issued and outstanding at March 1, 2014; 3,528,280 shares authorized, 2,942,326 shares issued and 2,928,760 shares outstanding at August 31, 2013	480	479	29
Preferred stock, $0.01 par value:
Senior cumulative; no shares authorized, issued or outstanding at August 30, 2014 and March 1, 2014; 250,000 shares authorized, 202,480 shares issued and 202,182 shares outstanding at August 31, 2013	—	—	2
Junior cumulative; no shares authorized, issued or outstanding at August 30, 2014 and March 1, 2014; 250,000 shares authorized, 202,480 shares issued and 202,182 shares outstanding at August 31, 2013	—	—	2
Additional paid-in capital	854,516	853,295	455,460
Accumulated other comprehensive (loss) income	(4,543)	1,683	(569)
Retained deficit	(654,895)	(658,271)	(314,518)
Treasury stock, no shares at August 30, 2014 and March 1, 2014;14,162 shares at August 31, 2013	—	—	(840)
Total shareholders’ equity	195,558	197,186	139,566
Total liabilities and shareholders’ equity	$786,576	$783,149	$755,463

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share and	Thirteen Weeks Ended		Twenty-Six Weeks Ended
per share amounts)	August 30, 2014	August 31, 2013	August 30, 2014	August 31, 2013
Net sales	$193,247	$183,774	$366,685	$343,419
Cost of sales (excluding depreciation and amortization)	79,581	76,377	152,167	142,818
Gross profit	113,666	107,397	214,518	200,601
Selling, general, and administrative expenses (excluding depreciation and amortization)	90,530	85,838	181,719	169,287
Pre-opening costs	2,359	1,972	5,346	3,934
Depreciation and amortization	7,567	7,580	14,823	15,050
Restructuring charges	—	120	—	361
Other expenses	282	407	807	626
Loss on disposal of assets	114	51	214	73
Income from operations	12,814	11,429	11,609	11,270
Interest expense, net	4,383	5,519	8,685	11,074
Loss on extinguishment of debt	—	—	—	1,101
Income (loss) before taxes	8,431	5,910	2,924	(905)
Provision (benefit) for income taxes	1,476	1,803	(452)	(217)
Net income (loss)	$6,955	$4,107	$3,376	$(688)
Less: Distributions accumulated to preferred shareholders	—	(21,851)	—	(44,150)
Net income (loss) available to common shareholders	$6,955	$(17,744)	$3,376	$(44,838)

Net income (loss) per common share - basic	$0.14	$(6.06)	$0.07	$(15.31)
Net income (loss) per common share - diluted	$0.14	$(6.06)	$0.07	$(15.31)

Weighted-average common shares outstanding - basic	47,976,500	2,929,165	47,961,558	2,929,468
Weighted-average common shares outstanding - diluted	48,539,762	2,929,165	48,611,985	2,929,468

The Container Store Group, Inc.

Consolidated statements of cash

flows (unaudited)

	Twenty-Six Weeks Ended
(In thousands)	August 30, 2014	August 31, 2013
Operating activities
Net income (loss)	$3,376	$(688)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,823	15,050
Stock-based compensation	546	213
Excess tax benefit from stock-based compensation	(10)	—
Loss on disposal of property and equipment	214	73
Deferred tax (benefit) expense	(442)	79
Noncash refinancing expense	—	723
Noncash interest	978	901
Changes in operating assets and liabilities:
Accounts receivable	3,495	67
Inventory	(11,494)	(9,708)
Prepaid expenses and other assets	4,921	(174)
Accounts payable and accrued liabilities	(1,751)	5,091
Income taxes payable	(4,316)	(3,865)
Other noncurrent liabilities	844	1,573
Net cash provided by operating activities	11,184	9,335

Investing activities
Additions to property and equipment	(30,917)	(23,049)
Proceeds from sale of property and equipment	6	389
Net cash used in investing activities	(30,911)	(22,660)

Financing activities
Borrowings on revolving lines of credit	45,523	31,792
Payments on revolving lines of credit	(43,383)	(23,579)
Borrowings on long-term debt	25,015	105,500
Payments on long-term debt	(10,533)	(19,771)
Payment of debt issuance costs	—	(3,046)
Proceeds from the exercise of stock options	664	—
Excess tax benefit from stock-based compensation	10	—
Purchase of treasury shares	—	(53)
Payment of distributions to preferred shareholders	—	(90,000)
Net cash provided by financing activities	17,296	843

Effect of exchange rate changes on cash	(317)	(125)
Net decrease in cash	(2,748)	(12,607)
Cash at beginning of period	18,046	25,351
Cash at end of period	$15,298	$12,744

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per diluted common share with the most directly comparable GAAP financial measures of GAAP net income (loss) available to common shareholders and GAAP net income (loss) per diluted common share.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 30, 2014	August 31, 2013	August 30, 2014	August 31, 2013
Numerator:
Net income (loss) available to common shareholders	$6,955	$(17,744)	$3,376	$(44,838)
Distributions accumulated to preferred shareholders	—	21,851	—	44,150
IPO costs	—	349	—	405
Restructuring charges	—	120	—	361
Loss on extinguishment of debt	—	—	—	1,101
Taxes	(1,839)	(888)	(1,839)	(705)
Adjusted net income	$5,116	$3,688	$1,537	$474

Denominator:
Weighted average common shares outstanding — diluted	48,539,762	2,929,165	48,611,985	2,929,468
Adjust weighting factor of outstanding shares	2,797	45,613,394	17,739	45,700,256
Adjusted weighted average common shares outstanding - diluted	48,542,559	48,542,559	48,629,724	48,629,724

Adjusted net income per diluted common share	$0.11	$0.08	$0.03	$0.01

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income (loss).

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 30, 2014	August 31, 2013	August 30, 2014	August 31, 2013
Net income (loss)	$6,955	$4,107	$3,376	$(688)
Depreciation and amortization	7,567	7,580	14,823	15,050
Interest expense, net	4,383	5,519	8,685	11,074
Provision (benefit) for income taxes	1,476	1,803	(452)	(217)
EBITDA	$20,381	$19,009	$26,432	$25,219
Management fees	—	250	—	500
Pre-opening costs	2,359	1,972	5,346	3,934
IPO costs	—	349	—	405
Noncash rent	40	311	450	702
Restructuring charges	—	120	—	361
Stock-based compensation	269	114	546	213
Loss on extinguishment of debt	—	—	—	1,101
Foreign exchange losses (gains)	21	(77)	(51)	17
Other adjustments	308	80	857	267
Adjusted EBITDA	$23,378	$22,128	$33,580	$32,719

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per diluted common share, and Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a meaningful evaluation of its fiscal 2014 quarterly and year-to-date diluted income (loss) per common share and actual results on a comparable basis with its fiscal 2013 quarterly and year-to-date results. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.